TRANCHE B
                    PROMISSORY NOTE


$231,000                          Boston, Massachusetts
April 8, 1996


          FOR VALUE RECEIVED, the undersigned, GROSSMAN'S
INC., a Delaware corporation (the "Company"), having its principal offices at 45 Dan Road, Canton, Massachusetts 02021, hereby unconditionally promises to pay to CONTINENTAL ASSURANCE COMPANY, or any subsequent holder of this Note (the "Payee"), at 333 Wabash, 41 South, Chicago, Illinois 60685, or at such other place as the Payee may designate from time to time in writing to the Company, in lawful money of the United States of America and in immediately available funds, the principal amount of Two Hundred Thirty-One Thousand Dollars ($231,000), together with interest on the unpaid principal amount of this Note from time to time outstanding from and including the date hereof until this Note is paid in full, at 15% per annum, payable in semi-annual installments as set forth below.

          1.   Payment.

               (a) The principal amount of the indebtedness evidenced hereby shall be payable in full on March 31, 1999.

               (b) The Company shall pay interest on the unpaid principal amount of this Note (including, without limitation, each Interest Deferral Note (as defined below) issued pursuant to this Section 1(b)) semi-annually in arrears on March 31 and September 30 of each year (each, an "Interest Payment Date") commencing on September 30, 1996, and on each date of payment of principal of this Note (at maturity, by acceleration or otherwise), at a rate equal to 15% per annum (based on a year of 360 days and the actual number of days elapsed); provided, however, that on each such Interest Payment Date, unless there exists an Event of Default hereunder, the regularly scheduled interest payable hereunder may be paid, at the election of the Company, either (i) all in cash, (ii) by delivery to the Payee of a note for such amount dated such Interest Payment Date, payable to Payee and duly executed and delivered by Payee and having terms identical to this Note, except as to the issuance date and the principal amount thereof (each, an "Interest Deferral Note") or (iii) in part in cash and with the balance evidenced by an Interest Deferred Note. Without limiting the generality of the foregoing, interest paid in connection with any prepayment of principal pursuant to Section 1(d) hereof may be paid only in cash.

               (c) If any date set for payment is not a business day, then the payment date shall be extended to the next succeeding business day, and during any such extension interest on the principal amount of this Note outstanding shall accrue and be payable at the applicable rate.

               (d) This Note may not be prepaid in whole or in part without the prior written consent of the Payee; provided, however, that the Company shall have the right to prepay, without premium or penalty, the outstanding principal amount of this Note, in whole or in part, (x) out of net proceeds received by the Company or any Subsidiary (as hereinafter defined) from any sale, transfer or other disposition of one or more of the properties set forth on Annex A hereto after such time that the loans set forth on Annex
B hereto have been satisfied or discharged in full or (y) in the event of the merger or consolidation of the Company, or the sale, transfer, assignment or disposition of all or substantially all of the Company's assets. Each prepayment made pursuant to the preceding proviso (i) shall be made upon thirty days' irrevocable prior written notice to the Payee specifying (A) the date and amount of such prepayment and (B) the event giving rise to such prepayment, including, if such event is a sale of property referred to clause
(x) above, the particular property that was sold, the date of such sale, and the consideration received by the Company therefrom and (ii) shall be accompanied by the payment of accrued and unpaid interest in cash on the amount being prepaid through the date of such prepayment .

          2.   Affirmative Covenants.   For as long as any principal or
interest remains unpaid under this Note or any Interest Deferral Note:

               (a)  Reports by the Company.

                    (i)  The Company shall deliver to the Payee,
     promptly after the Company files them with the Securities and Exchange Commission ("SEC"), copies of the annual and quarterly reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                    (ii) If the Company is not subject to the requirements of such Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Payee, on or before the Company would have been required to file them with the SEC, financial statements, including any notes thereto (and with respect to annual reports, an auditors' report by a firm of established national reputation), and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," both comparable to that which the Company would have been required to include in such annual and quarterly reports, information, documents or other reports if the Company were subject to the requirements of such Section 13 or 15(d) of the Exchange Act.

               (b) Notice of Default. The Company shall give prompt written notice to the Payee of the occurrence of any Event of Default hereunder; provided, however, that if any such Event of Default has been remedied, then the failure to give notice hereunder shall not in and of itself constitute an Event of Default hereunder.

               (c)  Payment of taxes and other claims.  The
Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon it or upon its income, profits or property, and
(2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon its property; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings if the Company shall have set aside on its books adequate reserves with respect thereto in accordance with generally accepted accounting principles.

               (d)  Maintenance of properties and assets.  The
Company shall cause all properties and assets (or groups of similar properties and assets) which are used or useful in any material respect in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the reasonable judgment of the Company or such Subsidiary, as the case may be, may be necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted; provided, however, that nothing in this Section 2(d) shall prevent the Company or any Subsidiary from discontinuing the operation or maintenance of any of such properties or assets if such discontinuance is, in the judgment of the Company or the Subsidiary, as the case may be, desirable in the conduct of their respective businesses.

               (e) Corporate existence. The Company shall, and shall cause each Subsidiary to, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charger and statutory) and franchises; provided, however, that neither the Company nor any Subsidiary shall be required to preserve any right or franchise if the Board shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or the Subsidiary, as the case may be.

               (f) Books and records. The Company shall maintain, and shall cause each Subsidiary to maintain, at their respective principal offices books, accounts and records necessary to prepare financial statements in accordance with generally accepted accounting principles, and in compliance with the regulations of any governmental regulatory body having jurisdiction in respect thereof.

               (g) Insurance. The Company shall maintain and shall cause each Subsidiary to maintain with responsible insurers such insurance in such amounts as is customary and appropriate for their respective businesses.

          3. Negative Covenants. For so long as any principal or interest remains unpaid under this Note or any Interest Deferral Note, the Company shall not, and shall not permit any of its direct or indirect subsidiaries ("Subsidiaries" or a "Subsidiary") without prior written consent of the Payee:

               (a) merge or consolidate with or into any other corporation, except (i) any merger or consolidation in which the Company is the surviving corporation and (ii) any merger or consolidation of any entity (other than the Company) with or into any wholly-owned subsidiary of the Company; provided, however, that in no event shall a merger be permitted in which the consolidated net worth of the surviving corporation immediately following such merger is less than the consolidated net worth of such corporation immediately prior to such merger; or

               (b) sell, assign, transfer or otherwise dispose of all or substantially all of the Company's assets; or

               (c) declare, authorize or make any dividend or other distribution on any capital stock of the Company (except a dividend or distribution in shares of common stock of the Company), and neither the Company nor any Subsidiary shall acquire or redeem shares of capital stock of the Company if, after giving effect thereto, the aggregate payments for all such purposes would exceed 50% of consolidated net income (as determined in accordance with generally accepted accounting principles) for the period commencing as of January 1, 1996 and ending on the last day of the fiscal quarter immediately preceding the date of payment; provided, however, that nothing shall prohibit any subsidiary from paying a dividend to the Company or any other wholly owned subsidiary.

                    (i) The provisions of this Section 3(c) shall not prevent the Company from (A) paying any regular dividend on, or redeeming any shares of, preferred stock for adequate consideration, or
     (B) paying a dividend on Common Stock within 60 days after the declaration thereof if, on the date of declaration, the Company could have paid such dividend in compliance with the other provisions of this
     Section 3(c).

                    (ii) Notwithstanding the foregoing, the
     Company may acquire shares of its capital stock (A) solely in exchange for other shares of capital stock, whether upon conversion or otherwise,
     (B) to eliminate fractional shares, (C) from an employee who has purchased or otherwise acquired such shares under an employee stock option or a stock purchase agreement or other plan or agreement reserving to the Company the option to repurchase the shares (but in no event for a price greater than the higher of fair market value or the price at which such securities were sold by the Company), (D) to the extent required by applicable law, and (E) pursuant to a court order. The amount of aggregate consideration paid by the Company pursuant to this paragraph shall be included in all subsequent computations of payments pursuant to the first paragraph of this Section 3(c), except that amounts paid by the Company to acquire its shares pursuant to subclause (i) of this paragraph shall not be included in any subsequent computations of such payments for purposes of this Section 3(c). The aggregate consideration paid pursuant to subclauses (B) and (C) of this paragraph shall not exceed the aggregate amount of $1,000,000 in any fiscal year of the Company.

          4. Representations and Warranties. The Company hereby represents and warrants to the Payee as follows:

               (a) The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its respective property, carry on its respective business as now being conducted, and enter into and perform its obligations hereunder.

               (b) This Note has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and not subject to any defense based upon usury or capacity of the Company, but subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and to general principles of equity.

               (c) The entry by the Company into this Note, or the incurrence by the Company of indebtedness hereunder and the performance by the Company of its obligations hereunder, do not constitute a violation of or default under or conflict with the Company's certificate of incorporation or by-laws or any agreement, contract or instrument to which the Company or any Subsidiary is a party or is bound or any court or administrative order, or any law, rule or regulation, to which it is subject or by which it is bound.

               (d) The Company (i) is in compliance in all material respects with all applicable provisions of any law, rule or regulation to which it is subject or by which it is bound, (ii) is in compliance with its certificate of incorporation and by-laws and (iii) is not in default, nor to the Company's knowledge is any third party in default, under or with respect to any agreement, contract or other instrument to which it is a party, except where such default would not have a material adverse effect on the business, assets, operations or prospects of the Company and its Subsidiaries taken as a whole.

               (e)  By reason of the exchange of the Company's 14%
Debentures due 1996, issued pursuant to the Indenture, dated as of January 1, 1986, between the Company and United States Trust Company of New York, as trustee for this Note, it is not necessary to register this Note and any Interest Deferral Note in accordance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"). No commissions or other remuneration has been or will be paid or given directly or indirectly for soliciting such exchange. This Note and any Interest Deferral Note may be freely transferred without registration under the Securities Act.

          5.   Events of Default.

               (a) Each of the following shall constitute an "Event of Default" hereunder:

                    (i) failure by the Company to pay all or any portion of principal under this Note when the same shall be due and payable in accordance with the terms hereof whether by maturity, acceleration or otherwise;

                    (ii) failure by the Company to pay all or any portion of any interest under this Note within five (5) business days after the same shall be due and payable;

                    (iii)any default by the Company in the due and punctual performance or observance of any of the covenants and agreements of the Company contained in this Note;

                    (iv) any representation or warranty herein or in any report, financial statement or certification made or deliver to the Payee by the Company shall be untrue or incorrect in any material respect, as of the date when made or deemed made;

                    (v)  any one or more events constituting
     "Bankruptcy", which shall mean, for the purposes of this Note: (A) the filing by the Company, or by any Subsidiary, of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 7 or Title 11 of the United States Code (or corresponding provisions of future laws) or any other federal or state insolvency law, or the filing by the Company or any Subsidiary of an answer consenting to or acquiescing in any such petition, (B) the making by the Company or any Subsidiary of any assignment for the benefit of its creditors, or the admission by the Company or any Subsidiary in writing of its inability to pay its debts as they mature, (C) the filing of (x) an involuntary petition against the Company or any Subsidiary under Title 7 or Title 11 of the United
     States Code, or any other federal or state insolvency law (or corresponding provisions of future laws), (y) an application for the appointment of a receiver for the assets of the Company or any Subsidiary, or (z) an involuntary petition against the Company or any Subsidiary seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that any such filing referred to in clauses (x), (y) or (z) above shall not have been vacated, set aside or stayed within a 90-day period from the date thereof, or (D) the entry against the Company or any Subsidiary of a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect; or

                    (vi) any default (or series of related defaults) under any bond, debenture or note or under any evidence of indebtedness for borrowed money of the Company or any Subsidiary in excess of $500,000, whether such indebtedness now exists or shall hereafter be created beyond any grace period provided for therein, which default may at the option of the holder thereof or shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have been due and payable.

               (b) Upon the occurrence of any such Event of Default, Payee may, at any time after such occurrence, by written notice to the Company, declare the entire unpaid balance of this Note to be immediately due and payable, together with interest accrued thereon, if any; provided, however, that in the event of a Bankruptcy such acceleration shall be automatic without any further action or notice by Payee. Demand, presentment, protest and notice of non-payment are hereby waived by the Company. All payments made following an Event of Default shall be applied to payment of interest before application to principal.

          6. Overdue or Default Rate. In the event that any payment of principal or interest provided for herein is not paid by the Company when due, whether by maturity, acceleration or otherwise, and upon the occurrence and during the continuance of an Event of Default hereunder the principal of this Note or any overdue interest, as the case may be, shall bear interest at the rate of 2% per annum above the rate otherwise applicable, which interest shall be payable upon demand of Payee.

          7. Waiver or Alteration. None of the provisions hereof may be waived, altered or amended, except by a written instrument signed by the party to be charged therewith. In the case of any waiver, the Company and the Payee shall be restored to their former respective positions and rights hereunder, and any Event of Default waived shall be deemed to be cured and not continuing; provided, however, no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly provided in such waiver.

          8. Remedies Cumulative. No failure to exercise or delay in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          9. Notices. Any notices or other communications required or permitted hereunder shall be given in writing and shall be delivered personally, sent by facsimile transmission, Federal Express or similar overnight delivery service, or sent by certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, three days after being deposited in the U.S. mail, to the parties at the address specified below:

          (a)  If to the Company, to

          Grossman's Inc.
          45 Dan Road
          Canton, Massachusetts 02021
          Attention:Richard E. Kent
          Telecopy: 617-830-4901

          with a copy to:

          Ropes & Gray
          One International Place
          Boston, Massachusetts 02110
          Attention:Don S. DeAmicis, Esq.
          Telecopy: 617-951-7050


          (b)  If to the Payee, to:

          Continental Assurance Company
          333 South Wabash
          41 South
          Chicago, Illinois 60685
          Attention:Lynne Gugenheim
          Telecopy: 312-822-4175

          with a copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York 10153
          Attention:Michael F. Walsh, Esq.
          Telecopy: 212-310-8007

           Either party may change the address to which notices to it, or copies thereof, shall be addressed by giving notice thereof to the other party in conformity with the foregoing.

          10. Governing Law. This Note shall be governed by, and construed and enforced in accordance with the laws of the State of New York as in effect from time to time, without giving effect to any choice of laws or conflict of laws principles thereof.

          11. Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of the holder hereof in order to effectuate the provisions hereof and the invalidity of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any other provision in any other jurisdiction, including the State of New York.

          12. Costs of Collection, Expenses. If the Payee is required to commence suit to recover any amount due under this Note following an Event of Default, the Payee shall be entitled to collect from the Company reimbursement of such reasonable attorneys' fees and expenses as may be incurred by the Payee in collecting or attempting to collect any amount due hereunder. The Company shall pay on demand the costs of Payee in preparing this Note and any amendment or waiver thereof requested by the Company and in connection with the restructuring transaction related to the issuance of this Note, including the reasonable fees and disbursements of counsel for the Payee.

          13. Successors and Assigns; Transferability. This Note shall be binding upon and inure to the benefit of the Company and its successors and assigns; provided, however, that the Company may not transfer any of its rights or obligations hereunder without the prior written consent of the Payee. The Payee may transfer this Note in whole or in part. The Company agrees to issue replacement Notes from time to time to the Payee or its transferees in such principal amount as Payee shall request so long as the aggregate principal amount of such replacement Notes does not exceed the aggregate outstanding principal amount of the Notes being replaced.

          14. Replacement of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and the Company's receipt of any indemnity agreement of the Payee reasonably satisfactory to the Company, the Company will execute and deliver, in lieu thereof, a new Note of like terms.

          15. No Set-Off. The obligations of the Company under this Note are absolute and not subject to any right of set-off, counterclaim, recoupment or defenses against the Payee of any kind whatsoever.

          IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer as of the day and year first written above.

                         GROSSMAN'S INC.



                         By:__________________________
                            Name:
                            Title: